Exhibit 5.1

O’Melveny & Myers LLP	T: +1 415 984 8700	File Number: 625190-00004
Two Embarcadero Center	F: +1 415 984 8701
28th Floor	omm.com
San Francisco, CA 94111-3823

July 8, 2020

Nkarta, Inc.

6000 Shoreline Court, Suite 102

South San Francisco, CA 94080

Re: Registration of Securities of Nkarta, Inc.

Ladies and Gentlemen:

We have acted as counsel to Nkarta, Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) for the proposed offer and sale by the Company of up to 14,950,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Shares are being offered and sold pursuant to the Registration Statement on Form S-1 (File No. 333-239301) (as amended, the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) on June 19, 2020. The term “Shares” shall include any additional shares of Common Stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus contained therein, other than as expressly stated herein with respect to the issuance and sale of the Shares.

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Based on this examination, we are of the opinion that when (i) the Registration Statement becomes effective under the Act, (ii) the board of directors of the Company, or a duly appointed committee thereof, has determined the price per share of the Shares, (iii) the Amended and Restated Certificate of Incorporation of the Company in the form most recently filed as Exhibit 3.2 to the Registration Statement has been duly filed with the Secretary of State of the State of Delaware, and (iv) the Shares have been issued by the Company against payment therefor in the circumstances contemplated by the form of the underwriting agreement most recently filed as Exhibit 1.1 to the Registration Statement,

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

the issuance and sale of the Shares will have been duly authorized by all necessary corporate action on the part of the Company, and the Shares will be validly issued, fully paid and non-assessable.

We are opining herein as to the present Delaware General Corporation Law. We express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted, /s/ O’Melveny & Myers LLP

2